                                                                                              EXHIBIT 99.1

NEWS RELEASE

JDSU Completes Acquisition of American Bank Note Holographics, Inc.

Milpitas, California, February 13, 2008 – JDSU today announced that it has completed the acquisition of American Bank Note Holographics, Inc. (“ABNH”), a market leader in the origination, production and marketing of holograms for security applications and the leading supplier of optical security devices for the transaction card market.  ABNH will be integrated into JDSU’s Advanced Optical Technologies segment.

“With the completion of the acquisition of ABNH, our combined customers in the fast-growing brand security market now have the benefit of an expanded set of overt and covert authentication options,” said Roy Bie, senior vice president and general manager of JDSU’s Advanced Optical Technologies business segment.

As a result of the acquisition, each share of ABNH common stock has been converted into the right to receive 0.4479 shares of JDSU common stock and $1.00 of cash.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) enables broadband and optical innovation in the communications, commercial and consumer markets. JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers.  JDSU is also a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications.  More information is available at www.jdsu.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to any statement or implication that the brand security market will grow, or grow at the rate predicted by third parties or that ABNH’s operations, sales channels and business will be successfully integrated into JDSU. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These risks and uncertainties include the following, among other things:  (a) our current visibility as to customer demand levels, future market growth and the timing, extent, location, requirements and nature of the authentication and security market, is limited; and (b) the products may not (i)  perform as expected without material defects, (ii) be manufactured at acceptable volumes, yields, and cost, (iii)  be qualified and accepted by our customers, and (iv) successfully compete with products offered by our competitors, and (d) factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof, and the Company does not assume any obligation to update or qualify any of the statements made herein. Source: JDS Uniphase Corporation.

Contact Information
Investors:  Michelle Levine, 408-546-4421 or michelle.levine@jdsu.com
Press:  Kathleen Greene, 408-546-5852 or kathleen.greene@jdsu.com